Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-201758 on Form S-8 of our report dated March 31, 2015, relating to the consolidated financial statements and financial statement schedule of Presbia PLC, an Irish public limited company, (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to allocations of expenses from Presbia Holdings, the Company’s ultimate controlling shareholder, and arrangements with related parties) appearing in this Annual Report on Form 10-K of Presbia PLC for the year ended December 31, 2014.

/s/ Deloitte & Touche LLP
Los Angeles, California
March 31, 2015